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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported)          October  12, 1998
                                                  ---------------------------

                        Physicians Resource Group, Inc.
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            (Exact name of registrant as specified in its charter)

   Delaware                       1-13778                       76-0456864
   --------                       -------                       ----------
(State or other                 (Commission                    (IRS Employer
 jurisdiction of                File Number)                Identification No.)
 incorporation)


     Three Lincoln Centre, Suite 1540, 5430 LBJ Freeway, Dallas, TX 75240
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   (Address of principal executive offices)                      (Zip Code)

      Registrant's telephone number, including area code    (972)982-8200
                                                        -----------------
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Item 5.  Other Events.

Since August 7, 1998, the date of Physicians Resource Group, Inc.'s (the "Company's") most recent Quarterly Report on Form 10-Q ("Quarterly Report"), the Company has received notification from eight affiliated practices alleging breaches of Service Agreements and demanding a cure within the applicable cure period. Notably, during the pendency of the Letter of Intent with Dr. Meyer (the "LOI") more fully described in the most recent Quarterly Report, the remaining practices comprising the Company's Houston market who had not previously provided the Company with notices of default notified the Company of alleged breaches of Service Agreements and in some cases have attempted to
unilaterally terminate Service Agreements.   Among the practices in the Houston
market who have delivered the Company notices of alleged breaches is Texas Eye Institute, Inc., which is affiliated with a doctor who is a director of the Company. Of the practices in the Houston market, three have instituted legal proceedings against the Company. The service fees collected from the Houston market constitute approximately 12% of the Company's actual year to date management fees.

     Additionally, since August 7, 1998, seven affiliated practices (including one practice in the Houston market) have attempted to unilaterally terminate their Service Agreements due to alleged uncured defaults, bringing to 26 the total of affiliated practices that have sent to the Company attempted notice of termination of their respective Service Agreements. In addition, some of those practices have initiated or continue to pursue legal proceedings against the Company and certain of its subsidiaries. Although the Company intends to pursue these matters and enforce its Service Agreement, these legal proceedings and attempted terminations threaten the financial viability of the Company because they adversely affect the Company's ability to collect management services fees and result in significant legal expense. During the pendency of the LOI, the Company's options with respect to responses to the legal proceedings and threatened terminations have been limited.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PHYSICIANS RESOURCE GROUP, INC.



     Date:  October 12, 1998           By: /s/ PETER G. DORFLINGER
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                                          Peter G. Dorflinger, President